ON2 TECHNOLOGIES ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER OF 2008

Revenue of $5.0 million in the third quarter of 2008, up 52% over the prior quarter

Clifton Park, NY, November 6, 2008 - On2 Technologies, Inc. (AMEX: ONT), a leader in video compression solutions, today announced financial results for the third quarter of 2008. Revenue in the third quarter of 2008 was $5.0 million, up from $1.9 million in the third quarter of 2007, due both to the addition of On2 Finland in the fourth quarter of last year and an increase in license fees and royalties received by On2 U.S. Revenue was also up 52% over the second quarter of 2008. The strong sequential growth was primarily the result of new license agreements signed in the quarter. Net loss was ($29.2) million, or ($0.17) per share, compared to a net loss of ($1.4) million, or ($0.01) per share, in the third quarter of 2007, and ($7.2) million, or ($0.04), in the second quarter. The loss was driven by a ($26.2) million non-cash write-down of goodwill and intangible assets related to On2’s Finland business.

Matt Frost, Chief Operating Officer and interim Chief Executive Officer of On2 Technologies said, “On2 made good progress in the third quarter, as reflected by our strong revenue results. We signed a number of new license agreements in the quarter, and royalties were up both year-over-year and sequentially. While quarter-to-quarter revenue may be lumpy, we continue to drive positive long-term revenue trends. Although the write-down of goodwill and intangible assets associated with On2 Finland resulted in significant non-cash costs in the quarter, we executed well toward our expense reduction goals and believe we have yet to see the full impact of the cost cutting and containment measures we implemented during the third quarter. These cost containment measures will help us to right-size the business and offset some effects we are experiencing from global weakness in the economy”

Frost continued, “Our recent release of On2® VP8® video has received a very encouraging reception and we continue to have success with licensing of our VP6 and VP7 technology. We are also excited about a new cloud computing video transcoding service we announced with Zencoder today, and believe that this could lead to additional services offerings over time.”

Recent Business Highlights

•
Royalties of $961,000 in the third quarter increased 110% year-over-year and 42% over the prior quarter. Royalties represented 19% of revenue in the quarter, compared with 24% in the third quarter of 2007 and 21% of revenue in the second quarter of 2008. The decrease in royalties as a percentage of revenue compared to the same quarter last year as well as the second quarter was due to strong licensing activity in the third quarter.

On2 Technologies Inc. 3 Corporate Drive, Suite 100, Clifton Park, USA. Tel: 518.348.0099 Fax: 518.348.0106

On2 News Release	November 6, 2008
•	In the third quarter of 2008, On2 had over 50 new customers, excluding online sales, and we recognized revenue from 9 significant transactions sized at over $50,000.

•
In September, On2 announced the launch of On2 VP8 video, the latest and most technologically advanced version of TrueMotion® video codecs that delivers up to 50% bandwidth savings over competing solutions.

•
Also in September, On2 announced the availability of the Hantro® 7280 encoder Register Transfer Level (RTL) design. Supporting MPEG-4, H.263 and H.264 video, along with 16MP JPEG, the encoder is targeted for chipsets intended for devices with very low power requirements.

•
On2 announced a partnership with Zencoder, LLC, to build a high-capacity video encoding service within the Amazon Elastic Compute Cloud (EC2). On2 will integrate its On2 Flix® Engine video encoding with the Zencoder video transcoding system to create a web-based service that lowers costs for content publishers while providing nearly unlimited encoding capacity.

Conference Call

Management will hold a conference call to discuss its results for the third quarter of 2008 at 5:00pm ET on November 6, 2008.

To access the live webcast, visit http://www.investorcalendar.com/IC/CEPage.asp?ID=136464.

The webcast replay will be available until November 6, 2009.

If you prefer to dial-in to the call, the information is as follows:

Live Call:	(877) 407-9210, domestic
(201) 689-8049, international
Replay:	(877) 660-6853
(201) 612-7415
Replay Passcodes:	Account #: 286
Conference ID #: 301264

About On2

On2 creates advanced video compression technologies for desktop and wireless environments. Powering the video in many of today’s leading web and mobile applications and devices, On2's technology is used by customers including: Nokia, Infineon, MediaTek, Sony, Facebook, Brightcove, Move Networks, Adobe and Skype. On2 Technologies is headquartered in Clifton Park, NY USA. For more information please visit www.on2.com.

On2 Technologies Inc. 3 Corporate Drive, Suite 100, Clifton Park, USA. Tel: 518.348.0099 Fax: 518.348.0106

On2 News Release	November 6, 2008

All trademarks mentioned in this document are the property of their respective owners.

Forward-Looking and Cautionary Statements

Except for historical information and discussions contained herein, certain statements included in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this document, other than statements of historical fact, that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “believe,” “may,” “will,” “could” and other words of similar meaning. Such statements include, but are not limited to, statements regarding the potential impact of cost cutting and containment measures, the potential for such cost cutting and containment measures to right-size the business and offset some of the global weakness in the economy, the Company’s plans to build an encoding service and the potential for additional services offerings over time in addition to the encoding service. Investors should not rely on forward-looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation. Additional information concerning risk factors is contained from time to time in the Company’s SEC filings. The Company expressly disclaims any obligation to update the information contained in this release.

On2 Technologies Inc. 3 Corporate Drive, Suite 100, Clifton Park, USA. Tel: 518.348.0099 Fax: 518.348.0106

On2 News Release	November 6, 2008

On2 Technologies, Inc.
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2008	2007
ASSETS	(unaudited)

Current assets:
Cash and cash equivalents	$4,491,000	$9,573,000
Short-term investments	132,000	5,521,000
Accounts receivable, net	3,997,000	7,513,000
Prepaid expenses and other current assets	1,757,000	1,492,000

Total current assets	10,377,000	24,099,000

Acquired software, net	2,459,000	10,333,000
Other acquired intangibles, net	6,445,000	7,144,000
Goodwill	15,987,000	37,023,000
Property and equipment, net	1,509,000	751,000
Other assets	430,000	175,000

Total assets	$37,207,000	$79,525,000

LIABILITIES AND STOCKHOLDERS EQUITY

Current liabilities:
Accounts payable and accrued expenses	$5,122,000	$6,253,000
Deferred revenue	3,324,000	1,887,000
Short-trm borrowings	109,000	2,198,000
Current portion of long-term debt	481,000	491,000
Current portion of capital lease obligations	262,000	24,000

Total current liabilities	9,298,000	10,853,000

Long-term debt	2,542,000	3,082,000
Capital lease obligations, net of current portion	485,000	18,000

Total liabilities	12,325,000	13,953,000

Commitments and contingencies

Stockholders’ equity	24,882,000	65,572,000

Total liabilities and stockholders’ equity	$37,207,000	$79,525,000

On2 Technologies Inc. 3 Corporate Drive, Suite 100, Clifton Park, USA. Tel: 518.348.0099 Fax: 518.348.0106

On2 News Release	November 6, 2008

On2 Technologies, Inc.
Consolidated Statements of Operations

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenue	$4,971,000	$1,935,000	$12,688,000	$7,119,000

Operating expenses
Cost of revenues (1)	940,000	603,000	3,564,000	1,415,000
Research and development (2)	2,848,000	445,000	8,665,000	1,500,000
Sales and marketing (2)	2,018,000	676,000	5,782,000	1,886,000
General and administrative (2)	1,946,000	1,532,000	8,640,000	3,478,000
Asset impairments	26,245,000		26,245,000
Equity based compensation:
Research and development	101,000	46,000	325,000	66,000
Sales and marketing	35,000	34,000	147,000	88,000
General and administrative	257,000	102,000	728,000	330,000

Total operating expenses	34,390,000	3,438,000	54,096,000	8,763,000

Loss from operations	(29,419,000)	(1,503,000)	(41,408,000)	(1,644,000)

Interest and other income (expense), net	304,000	121,000	379,000	(3,464,000)

Net loss	(29,115,000)	(1,382,000)	(41,029,000)	(5,108,000)

Convertible preferred stock 8% dividend		7,000		78,000

Net loss attributable to common stockholders	$(29,115,000)	$(1,389,000)	$(41,029,000)	$(5,186,000)

Basic and diluted net loss per common share	$(0.17)	$(0.01)	$(0.24)	$(0.05)

Weighted average basic and diluted
common shares outstanding	171,613,000	116,353,000	171,028,000	110,615,000

(1)
Includes equity-based compensation of $53,000 and $215,000 for the three and nine months ended September 30, 2008, respectively and $48,000 and $63,000 for the three and nine months ended September 30, 2007, respectively.

(2)	Excludes equity-based compensation, which is presented separately

Investor Contact:
Garo Toomajanian
ICR, Inc.
invest@on2.com
phone: + 518 881 4299

On2 Technologies Inc. 3 Corporate Drive, Suite 100, Clifton Park, USA. Tel: 518.348.0099 Fax: 518.348.0106